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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Cascade Natural Gas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held January 24, 2002

TO THE HOLDERS OF COMMON STOCK OF
CASCADE NATURAL GAS CORPORATION:

    Cascade Natural Gas Corporation's Annual Meeting of Shareholders will take place at the offices of the Company located at 230 Fairview Avenue North, Seattle, Washington 98109, on Thursday, January 24, 2002, at 1:30 p.m. for the following purposes:

  1.
  Elect directors to hold office until the next Annual Meeting;

  2.
  Approve an amendment to the Cascade Natural Gas Corporation 1998 Incentive Stock Plan providing for an increase of 300,000 shares of Common Stock subject to awards. (The Board of Directors recommends a vote for.)

  3.
  Transact other business that may properly come before the meeting.

    Shareholders of record at the close of business November 21, 2001 are qualified to vote at the Annual Meeting and are entitled to vote on all matters presented in this notice.

                      By Order of the Board of Directors

                      LARRY C. ROSOK
                       Corporate Secretary

Seattle, Washington
December 4, 2001

IMPORTANT

Each vote is important. To vote your shares, please complete, sign and return the enclosed proxy card promptly, using the accompanying postage prepaid and addressed envelope. If you prefer, you may submit your voting instructions via internet or telephone as described on the proxy card. To vote by internet, go to http://proxyvotenow.com/cgc and follow the instructions provided. To vote by telephone, dial on a touch-tone phone, 866-246-8478 and follow the instructions provided. When using the internet or phone, be sure to have your proxy card with your control number in hand.

CASCADE NATURAL GAS CORPORATION
222 FAIRVIEW AVENUE NORTH, SEATTLE, WA 98109

PROXY STATEMENT

TO THE SHAREHOLDERS OF CASCADE NATURAL GAS CORPORATION

    The Cascade Natural Gas Corporation Board of Directors is soliciting your proxy to vote at the Annual Meeting of Shareholders ("Annual Meeting") to be held on Thursday, January 24, 2002, for the purposes presented in the accompanying Notice of Annual Meeting. This Proxy Statement will be mailed on or about December 15, 2001.

    A proxy form is enclosed for use at the meeting. You have the power to revoke a proxy at any time before its exercise. A proxy may be revoked by delivering written notice of revocation to Larry C. Rosok, Corporate Secretary, Cascade Natural Gas Corporation, 222 Fairview Avenue North, Seattle, Washington 98109, or by submitting a later-dated proxy card. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.

    If you vote by proxy card, phone or internet, your proxy (one of the individuals named on the proxy card) will vote your shares as you have instructed. If you do not give instructions on how to vote your shares, your proxy will vote your shares for the slate of directors listed below and in his/her discretion with regard to other items of business.

    The "record date" for the Annual Meeting is November 21, 2001. If you held Cascade Natural Gas Corporation Common Stock in your name at the close of business on November 21, 2001, you are entitled to vote at the Annual Meeting. On November 21, 2001, the Company had 11,045,095 outstanding shares of $1 par value Common Stock ("Common Stock"). A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting. You are entitled to one vote for each share held and to cumulate votes in the election of directors.

ELECTION OF DIRECTORS

    Nine directors will be elected at the Annual Meeting, each to hold office until the next Annual Meeting or until his or her successor is elected and qualified. The nominees receiving the largest number of votes cast by all shares entitled to vote will be elected. All of the nominees listed below are presently serving as directors and all, except Mary E. Pugh,were elected at the 2001 Annual Meeting by over 98% of the shares present and voting at the meeting. Ms. Pugh was elected to the Board of Directors, effective July 25, 2001, to fill the vacancy created by the June 30, 2001 resignation of Mary A. Williams. In the event any of the nominees becomes unable to serve prior to the Annual Meeting, the proxy holders may vote for substitute nominees. No circumstances are presently known which would cause any nominee to become unavailable.

    You have the right to cumulate votes in the election of directors. This means you are entitled to as many votes as you have shares, multiplied by the number of directors to be elected (in this case, nine). You may allocate your total number of votes among the nominees in any way you decide, including casting all your votes for one nominee. If you wish to cumulate your votes, mark the proxy card in any way you like to (i) indicate clearly that you are exercising the right to cumulate votes and (ii) specify how the votes are to be allocated among the nominees for director. For example, you may write the number of votes you wish to allocate to a specific nominee next to the name of that nominee. The exercise of cumulative voting rights is not subject to any conditions.

    Unless you instruct otherwise on the proxy card, it will be voted to elect all or as many of the nominees listed as possible. If either of the "For All Nominees Listed Above" or "Exception" boxes is marked or no instructions are given, the named proxies will have discretionary authority to allocate votes among the nominees as they deem appropriate (except for any nominee specifically excepted by the Shareholder), including not casting any votes for one or more nominees.

    The age, principal occupation, business experience and other information provided by each nominee and the year in which he or she first became a director is listed below.

CARL BURNHAM, JR. Director since 1990
Attorney at Law
Yturri Rose LLP

    Mr. Burnham, 62, is an attorney and, since 1967, has been a partner of Yturri Rose LLP of Ontario, Oregon, one of the Company's Oregon counsel.

MELVIN C. CLAPP Director since 1981
Retired

    Mr. Clapp, 68, was Chairman and Chief Executive Officer of the Company from December 1988 until he retired February 1, 1995. From August 1981 to December 1988 he was Executive Vice President. Mr. Clapp joined the Company in 1956 and held positions in district management until moving to the general office in 1969.

THOMAS E. CRONIN Director since 1996
President
Whitman College

    Dr. Cronin, 61, has served as President of Whitman College since the summer of 1993. Prior to that, he held the McHugh Professorship of American Institutions and Leadership at the Colorado College in Colorado Springs. In 1991, he served as acting President of the Colorado College. He is the author or co-author of ten books on American Government.

DAVID A. EDERER Director since 1991
Partner
Ederer Investment Company

    Mr. Ederer, 58, has been the managing partner since 1974 in Ederer Investment Company, which invests in privately owned West Coast companies. Since 1978, he has been the owner or part owner and officer of several privately owned manufacturing and property management companies.

HOWARD L. HUBBARD Director since 1981
Retired

    Mr. Hubbard, 70, was President and a director of Washington Federal Savings Bank in Hillsboro, Oregon from April 1982 until he retired in December 1991. From 1975 to 1982, Mr. Hubbard was President and a director of Equitable Savings & Loan Association, Portland, Oregon.

W. BRIAN MATSUYAMA Director since 1988
Chairman, President and Chief Executive Officer
Cascade Natural Gas Corporation

    Mr. Matsuyama, 55, Chairman and Chief Executive Officer since February 1, 1995, was also appointed President on October 1, 1998, an office he previously held from 1988 to 1995. From 1987 to 1988, he was Vice President and General Counsel of the Company. Prior to 1987, he was a member of the law firm of Jones Grey & Bayley, P.S., Seattle, Washington, with his principal client representation being on behalf of the Company.

LARRY L. PINNT Director since 1995
Retired

    Mr. Pinnt, 66, was Chief Financial Officer of US WEST Communications, Inc. from 1979 until he retired in September 1989. Mr. Pinnt currently serves on the Boards of Trustees of the following publicly held mutual fund trusts: SAFECO Common Stock Trust, SAFECO Tax-Exempt Bond Trust, SAFECO Money Market Trust, SAFECO Resource Series Trust, and SAFECO Managed Bond Trust.

MARY E. PUGH Director since July, 2001
Founder and President
Pugh Capital Management, Inc.

    Ms. Pugh, 42, of Seattle, Washington, is founder and President of Pugh Capital Management, Inc., a fixed income money management company. Prior to establishing Pugh Capital in 1991, Ms. Pugh served in a number of positions at Washington Mutual, Inc. including Senior Vice President of the Portfolio Management Division. She also chaired the Bank's Deposit and Loan Pricing Committees, and was a member of the Corporate Contributions and Cultural Diversity Committees. Ms. Pugh is a Director of the Seattle Branch of the San Francisco Federal Reserve Bank and a Board member of Washington Mutual. In addition, she is a Citizen Member of the Washington Roundtable Board and serves on the Investment Committee of the YWCA of Greater Seattle.

BROOKS G. RAGEN Director since 1984
President
Manzanita Capital Inc., Parent of McAdams, Wright, Ragen, Inc.

    Mr. Ragen, 68, is President of Manzanita Capital Inc., a financial services firm. He was a Director of Ragen MacKenzie Incorporated, an investment banking firm, from 1986 to 1998. From 1988 until 1996, he served as Chairman and Chief Executive Officer of Ragen MacKenzie Incorporated. He was President of Cable, Howse & Ragen, a predecessor firm, from 1987 until 1998, and prior to 1987, served as Managing Partner of Cable, Howse & Ragen from its inception in 1982. From 1980 to 1982, he was a Managing Director of Blyth Eastman Paine Webber. From 1973 to 1982, he was a First Vice President of Blyth Eastman Dillon.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors met five times during the fiscal year ended September 30, 2001. The Executive Committee of the Board met three times during the fiscal year ended September 30, 2001. Directors standing for election attended all meetings of the Board and committees on which they served during fiscal 2001, with the exception that one Board member missed one Board meeting.

    The Board has established an Executive Committee, an Audit Committee, a Nominating and Compensation Committee, and a Pension Committee, whose members are as follows:

Executive	Audit	Nominating and Compensation	Pension
W. Brian Matsuyama, Ch. Carl Burnham, Jr. Melvin C. Clapp. Tom Cronin Howard Hubbard	Larry L. Pinnt, Ch. Thomas E. Cronin David A. Ederer Brooks G. Ragen	David A. Ederer, Ch. Carl Burnham, Jr. Larry Pinnt Mary Pugh	Howard L. Hubbard, Ch. M. C. Clapp Mary Pugh Brooks Ragen

    The Audit Committee, which met four times during the fiscal year ended September 30, 2001, reviews the adequacy of the Company's financial, accounting, and reporting control processes as well as the scope and results of audits performed by independent accountants and internal auditors.

    The Nominating and Compensation Committee, which held one meeting during the fiscal year ended September 30, 2001, is responsible for recommending candidates for seats on the Board of Directors, as well as recommending compensation for officers and directors. The Committee will consider nominees for director recommended by Shareholders for the 2003 Annual Meeting if the nominations are received at the Company's executive offices by August 6, 2002, provided that such nominations are accompanied by a description of the nominee's qualifications, relevant biographical information and the nominee's consent to be nominated and to serve if elected.

APPROVAL OF PROPOSAL TO INCREASE SHARES AUTHORIZED
UNDER THE 1998 STOCK INCENTIVE PLAN

Description of Proposal

    On January 28, 1999, shareholders approved the Company's 1998 Stock Incentive Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to promote and advance the interests of shareholders by enabling the Company to attract, retain and reward key employees of the Company and its subsidiaries. It is also intended to strengthen the mutuality of interests between employees and the Company's shareholders. The Incentive Plan is designed to serve these purposes by offering stock options and other equity-based incentive awards to officers and other key management personnel, thereby providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company and increasing shareholder value. At November 30, 2001, approximately 27 employees, including 9 officers, of the Company were considered eligible to receive awards under the Incentive Plan.

    The original incentive plan provided for 150,000 shares of Common Stock which may be made subject to awards under the Incentive Plan, subject to adjustment for changes in capitalization. As of September 30, 2001, Incentive Stock Options for 147,000 shares have been granted. The proposal is to increase the number of shares of common stock available for awards under the Incentive Plan by 300,000. The closing price of the common stock on the New York Stock Exchange on November 30, 2001 was $20.20.

Board Recommendation and Vote Required

    The Board recommends a vote FOR increasing the number of shares authorized for issuance under the Incentive Plan by 300,000 shares from 150,000 shares to 450,000. If a quorum is present at the annual meeting, the amendment to increase shares authorized in the Incentive Plan will be approved upon the affirmative vote by a majority of votes cast on the proposal, provided that the total votes cast on the proposals represents a majority of the shares entitled to vote on the proposal. Although shares voted as abstaining will count as votes cast, broker non-votes (shares held by a broker or other nominee who does not have the authority to vote on the matter) do not count as votes cast.

SUMMARY—1998 CASCADE NATURAL GAS CORPORATION STOCK INCENTIVE PLAN

Description of Awards under the Incentive Plan

    The Incentive Plan is administered by the Nominating and Compensation Committee of the Board (the "Committee"). The Committee selects the individuals to receive awards and the terms of the awards to be granted. In the discretion of the Committee, any award may be granted alone, in addition to, or in tandem with other awards under the Incentive Plan. Each award is documented by and governed by a written award agreement between the Company and the participant.

    The types of awards (collectively referred to as "Awards") that may be granted by the Committee under the Incentive Plan include:

    Options.  Options to purchase Common Stock may be incentive stock options meeting the requirements of Section 422 of the Internal Revenue Service Code ("Code"), or nonqualified options which are not eligible for such tax-favored treatment. Incentive stock options may expire not more than ten years from the date of grant. The Incentive Plan does not specify a maximum term for nonqualified options. The exercise price per share must be not less than 100% of the fair market value of a share on the date the option is granted. The Incentive Plan also authorizes the issuance of nonqualified deferred compensation options with an exercise price of not less than $1.00 per share for the purpose of deferring a specified amount of income for a recipient. The award agreement relating to an option may, in the discretion of the Committee, provide that if an option is exercised using previously-acquired shares in payment of the exercise price, the recipient shall automatically be granted (subject to the available pool of shares) a replacement option (a "reload option") for a number of shares equal to the number (or a portion of the number) of shares surrendered with an exercise price equal to the fair market value of the Common Stock on the date of grant.

    Stock Appreciation Rights ("SARs").  A recipient of SARs will receive upon exercise an amount equal to the excess (or specified portion thereof) of the fair market value of a share on the date of exercise over the base price, multiplied by the number of shares as to which the rights are exercised. The base price will be designated by the Committee in the award agreement and may be equal to, higher or lower than the fair market value of the Common Stock on the date of grant. Payment may be in cash, in shares, in the form of a deferred compensation option or in any other form approved by the Committee. SARs may be granted in connection with options or other awards or may be granted as independent awards.

    Restricted Awards.  Restricted awards may take the form of restricted shares or restricted units. Restricted shares are shares of Common Stock which are subject to such limitations as the Committee deems appropriate, including restrictions on sale or transfer. Restricted shares may be subject to forfeiture in the event the recipient terminates employment during a specified period. Stock certificates representing restricted shares are issued in the name of the recipient but are held by the Company until the expiration of any restrictions. From the date of issuance of restricted shares, the recipient is entitled to the rights of a shareholder with respect to such shares, including voting and dividend rights.

    Restricted units are awards of units equivalent in value to a share of Common Stock, which similarly may be subject to forfeiture if the recipient terminates employment during a specified period. At the expiration of such period, payment is made with respect to restricted units in an amount equal to the aggregate fair market value of the number of shares covered by the restricted units. Payment may be in cash or unrestricted shares of Common Stock or in any other form approved by the Committee.

    Performance Awards.  Performance awards are granted in units equivalent in value to a share of Common Stock. A performance award is subject to forfeiture if or to the extent the recipient fails to meet certain performance goals during a designated performance cycle. The Committee will determine the extent to which performance awards have been earned. Performance awards earned by attaining performance goals are paid as soon as practicable after the end of a performance cycle in cash or shares of Common Stock or in any other form approved by the Committee.

    Other Stock-Based Awards or Combination Awards.  The Committee may grant other awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock. The Incentive Plan provides flexibility to design new types of stock-based or stock-related awards to attract and retain employees in a competitive environment.

Adjustments for Changes in Capitalization

    In the event of a change in capitalization, the Committee may make such proportionate adjustments in the aggregate number of shares for which awards may be granted under the Incentive Plan, the maximum number of shares which may be awarded to any participant, and the number of shares covered by, and the exercise or base price of, any outstanding awards, as the Committee in its sole discretion may deem appropriate.

Duration, Termination and Amendment of the Incentive Plan

    The Incentive Plan will remain in effect until awards have been granted covering all available shares under the Incentive Plan or the Incentive Plan is otherwise terminated by the Board. The Board may terminate or suspend the Incentive Plan at any time, but any such termination or suspension will not affect any outstanding Awards. The Board may also amend the Incentive Plan at any time, provided that no amendment may be made without shareholder approval if such approval is required by the applicable law or the requirements of the New York Stock Exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

    The following table shows certain information regarding the beneficial ownership, as of November 21, 2001, of the Company's Common Stock by (a) each director, the Chief Executive Officer and the other four most highly paid executive officers of the Company and (b) all current directors and executive officers as a group. The Company is not aware of any beneficial owner of 5% or more of the Common Stock. Except as otherwise indicated in the table, the Company believes the beneficial owners of the shares listed below have sole investment and voting power with respect to the shares.

Directors and Executive Officers	Current Beneficial Holdings(1)		Shares Subject to Exercisable Options	Total	Percentage of Common Stock
Carl Burnham, Jr.	10,311			10,311	*
Melvin C. Clapp	21,922			21,922	*
Thomas E. Cronin	3,522			3,522	*
David A. Ederer	37,017	(2)		37,017	*
Howard L. Hubbard	27,500			27,500	*
W. Brian Matsuyama	21,190		12,001	33,191	*
King C. Oberg	1,469		0	1,469	*
Larry L. Pinnt	8,438			8,438	*
Mary E. Pugh	800			800
Brooks G. Ragen	7,437	(2)		7,437	*
Larry C. Rosok	2,386		4,001	6,387
Jon T. Stoltz	4,491		4,001	8,492	*
J.D. Wessling	4,491		3,334	7,825	*
All directors and officers as a group (17 persons)	164,960		30,672	195,632	1.77%

*
Less than one percent.

(1)
Includes shares held in the Company's Employee Retirement Savings Plan and Trust (the 401K Plan). The share numbers are shown in the following table:

Name	Shares Held in 401K Plan
W. Brian Matsuyama	6,999
J.D. Wessling	3,249
Jon Stoltz	3,928
King C. Oberg	1,469
Larry C. Rosok	1,556
(2)
Includes shares awarded under the 1991 and 2000 Director Stock Award Plans to Messrs. Ederer and Ragen of 4,404 and 1,044 shares, respectively, including reinvested dividends, as to which receipt has been deferred until they are no longer directors.

Section 16 (a) Beneficial Ownership Reporting Compliance

    Under Section 16(a) of the Securities Exchange Act of 1934, holders of more than 10 percent of the Common Stock and directors and certain officers of the Company are required to file reports ("Section 16(a) Statements") of beneficial ownership of Common Stock and changes in such ownership with the Securities and Exchange Commission. The Company is required to identify in its proxy statements those persons who, to the Company's knowledge, were required to file Section 16(a) Statements and did not do so on a timely basis. Based solely on a review of copies of Section 16(a) Statements furnished to the Company during and regarding its most recent fiscal year and on written representations from reporting persons, the Company believes that each person who at any time during the most recent fiscal year was a reporting person filed all required Section 16(a) Statements on a timely basis except (i) Mr. Oberg, who inadvertently failed to timely file a Form 4 with respect to two exercises of options to acquire shares of common stock of the company and the subsequent sale of those shares in four transactions, all occurring in May, 2001; (ii) the following officers of the company who inadvertently failed to timely file a Form 5 with respect to stock option grants: Larry Anderson, James Haug and Messrs. Matsuyama, Stoltz, Wessling, Oberg and Rosok, with respect to stock option grants in January, 1999, and March, 2000; Will Odell, with respect to a stock option grant in March, 2000; and Linda Cies, with respect to stock option grants in March, 2000 and February, 2001. All of those individuals subsequently reported those transactions.

REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE TO SHAREHOLDERS

    The Nominating and Compensation Committee of the Board of Directors is responsible for reviewing the compensation levels for all officers of the Company and making recommendations to the Board concerning officer salary levels. The Committee is composed of four independent non-employee directors.

    The Committee's review includes an assessment of the overall management of the Company and the officers' ability to achieve a reasonable net income for the Company under a variety of conditions. The Committee applies policies and principles, which are essentially subjective in nature, rather than embodying specific criteria when recommending officer compensation levels. These policies and principles may be summarized as follows: officer compensation should be comparable with compensation paid to officers of similar companies, particularly those the Company must compete with in attracting and retaining skilled and competent individuals. An officer should also be compensated for his or her contributions to the performance of the Company. In evaluating performance, the Committee considers the Company's net income and factors affecting that net income. The Committee also considers the officers' progress toward achieving corporate goals when recommending compensation levels.

    The Committee approved and the Board granted incentive stock options to officers of the Company in February 2001. The incentive stock option grants were also granted to department and regional directors. These options directly align the interests of key employees with those of Shareholders in increasing Shareholder value.

    The Committee recommended and the Board approved an incentive compensation program, the "Team Incentive Plan" for fiscal 2001 that applied to officers and other salaried employees. It provided for cash payments to participating employees, based on their base salaries, if certain target levels of earnings per share and other operational measures were achieved.

    In addition, the Committee recommended and the Board approved an incentive program for officers, managers and supervisors, the "Key Performance Plan" for 2001. The Key Performance Plan provided for cash payments to participating employees in which 70% of the award is based on achieving target levels of earnings per share and 30% is based on achieving goals established for each participant. In 2001, the CEO could earn 50% of base pay if his targets were reached and up to 100% of base salary if the maximum achievement was reached. For other officers, target achievement levels would result in awards of 20% to 40% of base pay with a maximum range for officers from 40% to 80% of base pay.

    The Committee anticipates recommending expanded use of stock options and/or other forms of incentive compensation for officers and other employees in the future as part of a program to better align employee and Shareholder interests.

    The Committee considered the following contributions by Mr. Matsuyama in establishing his salary and stock option grant: influence on the direction and performance of the Company and overall effectiveness in areas critical to the Company's success; enhancement of Shareholder value; effect on net income; management of the demands of rapid growth; and attainment of corporate goals.

    Due to the Company's compensation structure, the Committee has not deemed it necessary thus far to adopt a policy regarding the deductibility of certain executive compensation under federal tax laws.

David A. Ederer, Chairman Carl Burnham, Jr.	Larry L. Pinnt Mary E. Pugh

REPORT OF THE AUDIT COMMITTEE TO THE SHAREHOLDERS

    The Audit Committee of the Board of Directors, composed entirely of independent directors, met four times in fiscal year 2001. The Committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the board. The full responsibilities of the Committee are set forth in its charter, which is reviewed and updated annually, and approved by the Board.

    In fulfilling its responsibilities, the Committee recommended to the Board the selection of Deloitte & Touche LLP as the Company's outside auditor. The Committee:

  •
  Discussed and considered the independence of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of the auditor;

  •
  Considered the information technology and other services provided and concluded services provided were compatible with maintaining the auditor's independence;

  •
  Received written affirmation that the auditor is in fact independent;

  •
  Discussed the overall audit process, receiving and reviewing all reports;

  •
  Involved the outside auditor in the Committee's review of the Company's financial statements and related reports with management; and

  •
  Provided to the independent auditor full access to the Committee and the Board to report on any and all appropriate matters.

  •
  Further, the Committee has discussed with the independent auditors all matters required to be reviewed by generally accepted auditing standards.

    The Committee provided guidance and oversight to the internal audit function of the Company including review of the organization, plans and results of this activity. Both the chief internal auditor and the external auditor were afforded the routine opportunity to meet privately with the Committee and were encouraged to discuss any matters they desired.

    The Committee also met with selected members of management and the auditors to review financial statements including quarterly reports, discussing such matter as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments whether or not recorded.

    Management's responsibility for financial reporting and the report and opinion of Deloitte & Touche LLP are filed separately in the annual report and should be read in conjunction with this letter and review of the financial statements. The Company's audited financial statements included in the annual report on Form 10-K were, after the Committee's review and recommendation, approved by the Board of Directors for filing with the Securities and Exchange Commission.

    Based upon its work and the information received in the inquiries outlined above, the Committee is satisfied that its responsibilities under the charter for the period ending September 30, 2001, were met and the financial reporting and audit processes of the Company are functioning effectively.

Audit Committee Members

Larry L. Pinnt, Chairman
Thomas E. Cronin
David A. Ederer
Brooks G. Ragen

STOCK PERFORMANCE GRAPH

    The following graph compares the total cumulative returns to investors in the Company's Common Stock, the Edward Jones Natural Gas Distribution Index, the Standard & Poor's 500 Utility Index and the Standard & Poor's 500 Index for the period from October 1, 1996 through September 30, 2001. The graph assumes that $10,000 was invested on September 30, 1996 in the Common Stock and in each of the above-mentioned indices and that all dividends were reinvested. The total returns for the 17 companies (of which the Company is one) included in the Edward Jones Natural Gas Distribution Index have been weighted by their respective market capitalizations.

EXECUTIVE COMPENSATION

    Summary Compensation Table.  The following table shows compensation paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for the years indicated.

					Long Term Compensation
					Awards
			Annual Compensation
Name and Principal Position	Years of Service	Fiscal Year			Securities Underlying Options(#)	All Other Compensation(c)
			Salary	Bonus(a)(b)
W. Brian Matsuyama Chairman, President and Chief Executive Officer	14	2001 2000 1999	$245,177 226,314 219,020	$38,262 13,404 8,688	7,900 4,000 16,000	$7,998 7,746 7,506
J.D. Wessling Senior Vice President Finance & Chief Financial Officer	7	2001 2000 1999	$164,507 147,205 140,411	$20,544 8,719 5,451	4,500 5,000 4,000	$7,403 6,624 6,267
Jon T. Stoltz Senior Vice President Planning, Regulatory & Consumer Affairs	27	2001 2000 1999	$155,516 152,296 149,762	$5,190 8,934 5,699	4,500 4,000 4,000	$6,998 6,853 3,734
King C. Oberg Vice President Gas Supply	12	2001 2000 1999	$124,980 120,032 117,547	$4,212 7,109 4,564	4,000 4,000 4,000	$3,749 3,601 3,518
Larry C. Rosok Vice President Human Resources & Corporate Secretary	22	2001 2000 1999	$126,250 116,741 111,298	$4,254 6,914 4,318	4,000 4,000 4,000	$5,681 5,253 5,140

(a)
An incentive compensation program was established for fiscal 1999 and fiscal 2000 that provided for cash payments to participating employees, based on their base salaries, if certain target levels of pre-tax earnings were achieved. A portion of earnings exceeding the target went into the bonus pool for incentive compensation. The program resulted in payment of 3.88% of eligible pay for fiscal 1999 and 5.92% of eligible pay for fiscal 2000 to participating employees.

(b)
Two incentive plans were established in fiscal 2001. First, the Team Incentive Plan provided for cash payments to eligible employees if certain target levels of earnings per share and other operational measures were achieved. This plan paid 3.37% of eligible base pay for fiscal 2001 for the officers listed on the above table.

  Second, the Key Performance Plan was established for officers, managers and supervisors. The Key Performance Plan provided for cash payments to participating employees in which 70% of the award is based on achieving target levels of earnings per share and 30% is based on achieving goals established for each participant. Bonus amounts for the Key Performance Plan are not included in the table above, because achievement levels of individual goals have not yet been determined. The size of the bonus pool for the Key Performance Plan is based on the level of Earnings per Share compared to the target Earnings per share. Because Earnings per Share was 80% of target, the plan will pay approximately 80% of target bonus levels with the specific amounts depending on achievement of individual goals. Based on Earnings per Share results, the bonus amount as a percentage of base pay will be approximately 40% for Mr. Matsuyama, 32% for Mr. Wessling, 20% for Mr. Stoltz, and 16% for Messrs. Oberg and Rosok. The exact amount of bonuses will depend on the assessment of the achievement of individual goals.

(c)
Amounts in this column represent the Company's matching contribution to the 401(k) Plan.

Option Grants In Last Fiscal Year

    The following table shows the number of shares of the Company's Common Stock subject to stock options granted in 2001 to the executive officers listed in the Summary Compensation Table.

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted To Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value(2)
W. Brian Matsuyama	7,900	13.4	18.565	2/12/06	$22,910
Jon T. Stoltz	4,500	7.6	18.565	2/12/06	$13,050
J.D. Wessling	4,500	7.6	18.565	2/12/06	$13,050
King C. Oberg	4,000	6.8	18.565	2/12/06	$11,600
Larry C. Rosok	4,000	6.8	18.565	2/12/06	$11,600

(1)
The options become exercisable in 33 1/3% increments over three years as long as the officer is still employed by the Company, with certain exceptions in the case of death, disability or retirement.

(2)
In accordance with SEC rules, the Company chose the Black-Scholes option pricing model to estimate the present value of the options on the grant date. The Company's use of this model should not be construed as an endorsement of its accuracy in valuing options. All stock option valuation models require certain assumptions to be made. The following assumptions were made for the purposes of calculating the present value of the options listed above: volatility at 24%; dividend yield at 4.79%; an expected time of exercise of 5 years following the grant date; and a risk-free interest rate of 4.12%. The ultimate value of the options in this table depends upon the actual performance of the Common Stock underlying these options during the applicable period.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Values(a)

			Number of Shares Underlying Unexercised Options at Year-End	Value of Unexercised In-The-Money Options at Fiscal Year-End(a)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable/Unexercisable	Exercisable/Unexercisable
W. Brian Matsuyama			12,001 15,899	$ $	63,300 68,823
J.D. Wessling	1,000	$5,260	3,334 9,166	$ $	18,051 42,664
Jon T. Stoltz			4,001 8,499	$ $	22,499 38,216
King C. Oberg	4001	$13,243	0 7,999	$ $	0 36,700
Larry C. Rosok			4,001 7,999	$ $	22,499 36,700

(a)
Amounts were calculated based on the difference between the closing sale price of the Common Stock, $21.60, reported on the New York Stock Exchange on September 28, 2001, and the aggregate exercise price of the unexercised options.

RETIREMENT PLAN

    The Company has a noncontributory retirement plan for its employees. To be eligible for participation in the plan, an employee must complete one year of service and be at least 21 years of age. Each participant's benefits are fully vested after 5 years of employment. The level of benefits is determined by a formula, described below, related to years of service and average monthly earnings over certain time periods. Covered earnings include straight salary or hourly compensation, 75% of commissions and, for hourly employees, 30% of overtime pay. Covered compensation levels for executive officers are slightly less than, but at least 90% of, the amounts listed under "Salary" in the summary compensation table shown above. Benefits are not subject to reduction for Social Security or any other benefits. Accruals to the plan are computed on an actuarial basis and aggregated $1,755,110 for all participants for the fiscal year ended September 30, 2001.

    The amount of the monthly past service benefit under the plan is equal to 1.5% of the participant's average monthly earnings for the five-year period ended December 31, 1998, multiplied by the participant's years of service before 1998. The benefit for each year of future service after 1998 is 2% of monthly compensation in lieu of the previous 1.5%. The Company from time to time has updated the average monthly earnings used to compute the benefit, and the plan may be similarly amended in the future.

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN

    The Company has a plan to provide executive officers, including those listed in the summary compensation table above, with retirement, death and disability benefits supplementing the coverage payable under the Company's retirement plan. This plan was established to enable the Company to attract and retain highly competent persons in key executive positions. The supplemental plan is designed for each participant to receive retirement plan payments, primary Social Security benefits and supplemental plan payments each year equal, in the aggregate, to 70% of the participant's highest annual salary during any of the five years preceding the participant's retirement. Accruals for the plan are computed on an actuarial basis and totaled -$25,606 for the 2001 fiscal year.

    The plan also includes provisions for early retirement and permanent disability. The Board of Directors may approve early retirement under the plan without the normally required reduction in the amount of the supplemental benefit. Participants whose age and number of years of service, when added together, equal at least 90 are automatically eligible for early retirement benefits without reduction.

    If a participant dies before receiving 120 monthly payments from the plan, the participant's designated beneficiaries will receive the remaining balance of the 120 payments. The amount of the monthly payment will be equal to the amount the participant was receiving or was entitled to receive before death, or, if the participant was employed by the Company at death and the resulting payment amount would be larger, the monthly amount would range from $4,000 to $12,000, depending on the officer. This monthly death benefit will be reduced by any monthly benefit payable to the participant's surviving spouse. The surviving spouse is entitled to a monthly benefit for life equal to one-half of the benefit the participant was entitled to before death.

    Vesting for the plan is determined by years of participation in the plan, beginning with the date an employee becomes a participant. The plan also provides for partial vesting on a stepped basis, with full vesting based on age and years of employment. An executive becomes fully vested when one of the following occurs: the executive reaches age 55 and has completed five years of participation under the plan or seventeen years of employment with the Company; upon death; or upon a change in control of the Company (as defined). The plan also provides for severance benefits that would otherwise be payable under the employment agreements (described below) following a change in control of the Company.

    The following table shows the estimated combined annual benefits that the executives named in the summary compensation table above would receive under the Company's Retirement Plan and the Executive Supplemental Retirement Income Plan, assuming that annual salaries increase at the annual rate of 5% until retirement and that they retire at age 65. Amounts shown have been reduced by the estimated amount of Social Security benefits.

Name	Present Age	Estimated Combined Annual Benefit
W. Brian Matsuyama	55	$227,000
J.D. Wessling	58	$126,000
Jon T. Stoltz	54	$148,000
King C. Oberg	60	$84,000
Larry C. Rosok	45	$172,000

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with six of the Company's executive officers, including Messrs. Stoltz and Rosok who are named in the summary compensation table above. Messrs. Matsuyama, Wessling and Oberg do not have employment agreements, but are fully vested in the Executive Supplemental Retirement Plan which has provisions similar to the Employment Agreements. The agreements assure that key management personnel will continue to function effectively and without distraction if uncertainties regarding the future control of the Company should arise. Upon a change in control of the Company or during the pendency of certain offers for a change in control, as these terms are defined in the agreements, each such officer is entitled to receive the severance benefits described below if the Company terminates the officer's employment other than for cause as defined in the agreements. In addition, the officer is entitled to receive severance benefits for three years after a change in control of the Company if the Company terminates the officer's employment other than for cause or if the officer terminates his or her employment with good reason. The severance payments are equal to three times the officer's base salary and incentive compensation at the time the change in control occurs, but are reduced to the extent required to avoid subjecting the payments to penalty taxes on excess parachute payments. In addition, the employee is entitled to continue to participate in health, life, and disability plans for which he or she was eligible when employment terminated. Severance payments will terminate when the officer's benefits are vested under the Executive Supplemental Retirement Income Plan. Severance payments will be made under the Executive Supplemental Retirement Income Plan, rather than under the employment agreements.

    Each agreement is automatically extended one year on December 31 of each year unless either party elects not to extend the term by giving 30 days' notice prior to year end. The term of the agreements is extended automatically for three years upon a change in control of the Company. Each agreement terminates if the employment of the officer under the agreement is terminated before a change in control occurs and while there is no offer pending for a change in control, except as noted above.

SUPPLEMENTAL BENEFIT TRUST

    Although not obligated to do so, the Company has established a trust to fund some of the benefits which may be payable under the Executive Supplemental Retirement Income Plan. The trust also funds severance benefits which may be payable under the above described employment agreements with certain executives.

    The Company is obligated to pay any benefits not paid out of the trust. The Company may be obligated to fund the trust with additional amounts in the case of certain events, including a change in control, as defined, for some or all of the following purposes: to permit payment of benefits from the supplemental plan and the employment agreements due in the following 12 months; to fund separate subtrusts for legal expenses (including certain legal expenses incurred to enforce the Company's obligation to make required contributions to the trust); and to permit payment of insurance premiums and policy loan interest.

DIRECTOR COMPENSATION

    For the fiscal year ended September 30, 2001, the Company paid each non-employee director an annual stipend of $5,000 as well as a fee of $500 for each Board or Committee meeting attended or a Committee fee of $250 if the Committee meeting was held on the same day as a Board meeting. Employee directors receive no additional compensation for serving as directors. Each non-employee director was also entitled to receive 500 shares of the Company's Common Stock for service in fiscal 2001 pursuant to the 2001 Director Stock Award Plan. Pursuant to the plan, each non-employee director may elect to defer receipt of his or her shares until he or she is no longer a member of the Board of Directors. Mr. Ederer elected to defer receipt of his shares for 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 2001, Messrs. Burnham, Ederer and Pinnt and Ms. Pugh served on the Nominating and Compensation Committee.

    Carl Burnham, Jr., a director, is a partner in the law firm of Yturri Rose LLP, one of the Company's Oregon counsel. Yturri Rose LLP received $152 in 2001 for legal services to the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. H. Paul Gilbert, the spouse of Ms. Linda Cies, Vice President—Information Technology for the Company, is the Managing Director of the William M. Mercer, Incorporated Seattle office. William M. Mercer, Incorporated provides consulting and actuarial services for the Company and received $312,676 for its services in fiscal 2001.

INDEPENDENT PUBLIC AUDITORS

    The firm of Deloitte & Touche LLP is the Company's principal independent public auditor for the current year. Deloitte & Touche LLP and its predecessor Touche Ross & Co. have served as the Company's principal independent auditor since 1953. Representatives of Deloitte & Touche LLP will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to questions from Shareholders.

    AUDIT FEES—Audit service fees for services provided by Deloitte & Touche in fiscal year 2001 were $133,000. Fees for review of interim reports were $21,750.

    INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES—Fees for information technology consulting in fiscal year 2001 were $1,733,533.

    ALL OTHER FEES—Fees for services rendered by Deloitte & Touche, other than for audit services and information systems consulting for the fiscal year 2001 were $83,250. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

SOLICITATION OF PROXIES

    Proxies will be solicited principally by mail. Following the original mail solicitation, the Company will arrange with banks, brokerage houses, and other custodians, nominees and fiduciaries, to forward copies of the proxy card, proxy statement and annual report to persons for whom they hold stock of the Company and to request authority for the execution of proxies. In these cases, the Company will reimburse such banks, brokerage houses, custodians, nominees and fiduciaries for their expenses incurred in connection with these requests. The Company will pay the entire cost of soliciting proxies. The Company may also use its regular employees to solicit proxies from Shareholders personally, or by telephone or letter without additional compensation.

ANNUAL REPORT

    The Company's annual report for the fiscal year ended September 30, 2001 is enclosed. The report presents information for fiscal years 2001, 2000, and 1999.

SHAREHOLDER PROPOSALS

    The Company must receive shareholder proposals by August 6, 2002, in order to be included in the Company's proxy statement and proxy form for the 2003 Annual Meeting of Shareholders. Proposals must also comply with the requirements of the Securities and Exchange Commission relating to proposals of security holders.

    For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on October 22, 2002 and advises stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on October 22, 2002.

    Notices of intention to present proposals at the 2003 meeting should be addressed to the Corporate Secretary at 222 Fairview Avenue North, Seattle, Washington 98109. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

    The Company does not know of any matters which will be brought before the meeting, other than those listed in this proxy statement. If any further business is presented to the meeting, the individuals named on the enclosed proxy form will have discretion to vote the proxies they hold.

                      By Order of the Board of Directors

                      LARRY C. ROSOK
                       Corporate Secretary

Seattle, Washington
December 4, 2001

CASCADE NATURAL GAS CORPORATION
222 Fairview Avenue North
Seattle, Washington 98109

Appendix A

CASCADE NATURAL GAS CORPORATION
AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

CHARTER

Organization

    Cascade Natural Gas Corporation has an Audit Committee of the Board of Directors composed of at least three directors independent of Company management and free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. Members of the Audit Committee have a working familiarity with basic finance and accounting practices, and at least one member has accounting or related financial management experience.

Statement of Policy

    The Audit Committee assists Cascade's Board of Directors in fulfilling their responsibility to shareholders, potential shareholders, and the investment community relating to corporate accounting, reporting practices, and the quality and integrity of the financial reports of the Company. In so doing, it is the Audit Committee's responsibility to maintain free and open communication with directors, independent accountants, internal auditors, and financial and accounting management of the Company.

Responsibilities

    The function of the Audit Committee is oversight with the following principal responsibilities:

  •
  Recommend to the Board of Directors independent accountants to audit financial statements of the Company and its divisions and subsidiaries.

  •
  Meet with the independent accountants and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized. Review audit conclusions, comments and recommendations of the independent accountants.

  •
  Ensure that the independent accountants submit at least annually a formal written statement delineating all relationships between the accountants and the Company and engage in discussions concerning any disclosed relationships or services that may impact objectivity and independence.

  •
  Review with the independent accountants, the internal auditor, and financial and accounting management, the adequacy and effectiveness of the accounting and financial controls of the Company.

  •
  Provide sufficient opportunity for internal and independent accountants to meet with members of the Audit Committee without members of management present. Among items to be discussed in these meetings are the independent accountants' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent accountants received during the course of the audit.

  •
  Review the internal audit function of the corporation including its independence, authority, and reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent accountants.

  •
  Review the financial statements contained in the annual report to shareholders and the S.E.C. 10-K report with management and the independent accountants to determine that the independent accountants are satisfied with the financial statements disclosure and content. Discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded, and other inquiries. After satisfactory review by the committee, the Company's Board of Directors approves for filing the audited financial statements included in the S.E.C annual report on Form 10-K.

  •
  Review the interim financial statements before they are released or filed. The interim review includes meetings with the independent accountants and financial and accounting management of the Company.

  •
  Review financial human resources and succession planning.

  •
  Report matters discussed at each committee meeting to the Board of Directors and submit Audit Committee Minutes for their review and approval.

  •
  If required by law or regulation, cause an annual summary report to be included in the information to shareholders that discloses whether or not the Committee has reviewed the audited financial statements with management and the independent auditors, whether it has met privately with the independent auditors to discuss information obtained from management and the independent auditor, and whether or not it believes the Company's financial statements are fairly presented in accordance with Generally Accepted Accounting Principles.

  •
  Review this charter annually and make changes as appropriate.

W. BRIAN MATSUYAMA CHAIRMAN, PRESIDENT & CEO CASCADE NATURAL GAS CORPORATION

Dear Shareholders:

    It is my pleasure to invite you to the Annual Meeting of Shareholders of Cascade Natural Gas Corporation. The meeting will be held at 1:30 p.m. on Thursday, January 24, 2002 at the offices of the Corporation, 230 Fairview Avenue North, Seattle, Washington. Limited parking is available at our 222 Fairview Avenue North building, next door to the meeting location.

    A map is printed on the reverse side of the Proxy Card to assist you in locating our office and the available parking areas.

    The Notice of the meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes election of Directors, and any other business to properly come before the meeting.

    It is important that your shares are represented at this meeting, whether or not you attend the meeting in person, and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the attached proxy card as soon as possible.

Sincerely,
December 7, 2001	/s/ W. BRIAN MATSUYAMA W. Brian Matsuyama

Cascade Natural Gas Corporation	Two New Ways to Vote VOTE BY INTERNET OR TELEPHONE 24 Hours a Day—7 Days a Week Save your Company Money—It's Fast and Convenient
TELEPHONE 866-246-8478		INTERNET http://proxyvotenow.com/cgc		MAIL
• Use any touch-tone telephone. • Have your Proxy Form in hand. • Enter the Control Number located in the box below. • Follow the simple recorded instructions.	OR	• Go to the website address listed above. • Have your Proxy Form in hand. • Enter your Control Number, located in the box below. • Follow the simple instructions.	OR	• Mark, sign and date your proxy card. • Detach card from Proxy Form. • Return the card in the postage-paid envelope provided.
CALL TOLL-FREE TO VOTE • 866-246-8478	CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

/ /	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	/X/ Votes must be indicated (x) in Black or Blue ink.	Please Read Other Side Before Signing. Sign exactly as name appears hereon. Attorneys-in-fact, executors, trustees, guardians, corporate officers, etc. should give full title. If shares are held jointly, each holder should sign.
1.	Election of Directors:	FOR ALL / /	WITHHOLD FOR ALL / /	EXCEPTIONS / /
Nominees: 01—C. Burnham, Jr., 02—M. C. Clapp, 03—T. E. Cronin, 04—D. A. Ederer, 05—H. L. Hubbard, 06—W. B. Matsuyama, 07—M.E. Pugh, 08—L. L. Pinnt and 09—B. G. Ragen
*(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)
		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to the Cascade Natural Gas Corporation 1998 Stock Incentive Plan providing for an increase of 300,000 shares of Common Stock subject to awards (The Board of Directors recommends a vote for.)	/ /	/ /	/ /
3.	Transaction of such other business as may properly come before the meeting or any adjournment thereof.
		To change your address, please mark this box.		/ /
Shareholder sign here	Date

Co-Owner sign here

CASCADE NATURAL GAS CORPORATION
222 Fairview Avenue North, Seattle, Washington 98109

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Larry C. Rosok and W. Brian Matsuyama, and each or any of them proxies for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of the Common Shareholders of Cascade Natural Gas Corporation, 230 Fairview Avenue North, Seattle, Washington, on Thursday, January 24, 2002, and at any adjournments thereof, upon the matters more fully set forth in the accompanying Notice of Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED SHARE-HOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

CASCADE NATURAL GAS CORPORATION P.O. BOX 11297 NEW YORK, N.Y. 10203-0297

(Continued and to be MARKED, DATED AND SIGNED on the other side)

QuickLinks

TO THE SHAREHOLDERS OF CASCADE NATURAL GAS CORPORATION
ELECTION OF DIRECTORS
APPROVAL OF PROPOSAL TO INCREASE SHARES AUTHORIZED UNDER THE 1998 STOCK INCENTIVE PLAN
SUMMARY—1998 CASCADE NATURAL GAS CORPORATION STOCK INCENTIVE PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE TO SHAREHOLDERS
REPORT OF THE AUDIT COMMITTEE TO THE SHAREHOLDERS
STOCK PERFORMANCE GRAPH
EXECUTIVE COMPENSATION
RETIREMENT PLAN
EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN
EMPLOYMENT AGREEMENTS
SUPPLEMENTAL BENEFIT TRUST
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC AUDITORS
SOLICITATION OF PROXIES
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS
CASCADE NATURAL GAS CORPORATION AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER
CASCADE NATURAL GAS CORPORATION 222 Fairview Avenue North, Seattle, Washington 98109 This Proxy is Solicited on Behalf of the Board of Directors